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Exhibit 3.1.10


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
           filed pursuant to ss.7-90-301, et seq. and ss.7-110-107 and
            ss.7-90-304.5 of the Colorado Revised Statutes (C.R.S.)


ID number:                 19871678799

1. Entity name:             Econometrics, Inc.
                           -------------------------------------
                           (if changing the name of the corporation, indicate same BEFORE the name change)

2. New Entity name: (if applicable)


3. Use of Restricted Words (IF ANY OF THESE
  TERMS ARE CONTAINED IN AN ENTITY NAME, TRUE
 NAME OF AN ENTITY, TRADE NAME OR TRADEMARK
 STATED IN THIS DOCUMENT, MARK THE APPLICABLE BOX):

|_|      "bank" or "trust" or any derivative thereof
|_|      "credit union"
|_|      "savings and loan"
|_|      "insurance", "casualty", "mutual", or "surety"


4. If the corporation's period of duration
   as amended is less than perpetual, state
   the date on which the period of duration
   expires:                                            -----------------
                                                         (MM/DD/YYYY)

       OR

  If the corporation's period of duration as amended is perpetual,
  mark this box:                            /X/

5. The amended and restated constituent filed document is attached.

6. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

7. (OPTIONAL) Delayed effective date:              ---------------
                                                    (MM/DD/YYYY)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.



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This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document


   to be delivered for filing:           ANTHONY  M
                                        ---------------------------
                                      (LAST) (FIRST) (MIDDLE) (SUFFIX)

                                      600 17th Street
                                      ---------------------------------
                                      (STREET NAME AND NUMBER OR POST
                                      OFFICE BOX INFORMATION)

                                      Ste. 2800
                                      ----------------------------------

                                      Denver      CO    80202-5428
                                      ----------------------------------
                                       (CITY)     (POSTAL/ZIP CODE)


                                       ______________________    UNITED STATES
                                      (PROVINCE -- IF APPLICABLE)(COUNTRY
                                      IF NOT US)

      (THE DOCUMENT NEED NOT STATE THE TRUE NAME AND ADDRESS OF MORE THAN ONE INDIVIDUAL. HOWEVER, IF YOU WISH TO STATE THE NAME AND ADDRESS OF ANY ADDITIONAL INDIVIDUALS CAUSING THE DOCUMENT TO BE DELIVERED FOR FILING, MARK THIS BOX |_| AND INCLUDE AN ATTACHMENT STATING THE NAME AND ADDRESS OF SUCH INDIVIDUALS.)

DISCLAIMER:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.


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                       Restated Articles of Incorporation
                                       Of
                               Econometrics, Inc.

               Pursuant to CRS 7-90-301, et seq and 7-90-1003, the
        individual named below causes these Articles of Incorporation to be delivered to the Colorado Secretary of
                    State for filing, and states as follows:

                                    ARTICLE I

The name of the Corporation shall be Econometrics, Inc.

                                   ARTICLE II

                                AUTHORIZED SHARES

Section 1: NUMBER. The aggregate number of shares which the Corporation shall have authority to issue is Seven Hundred and Fifty Million (750,000,000) Common Shares of one class, with unlimited voting rights, all with par value of $.001, and five million (5,000,000) Preferred Shares, all with no par value, to have such classes and preferences as the Board of Directors may determine from time to time.

Section 2: DIVIDENDS. Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

                                   ARTICLE III

                               PREEMPTIVE RIGHTS
The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unmissed Shares or treasury shares of the capital stock of this Corporation, or securities convertible into the shares of capital stock or carrying capital purchase warrants or privileges.


                                   ARTICLE IV

                                CUMULATIVE VOTING
Cumulative Voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

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                                    ARTICLE V

                      PROVISIONS FOR THE REGULATION OF THE
                           INTERNAL CORPORATE AFFAIRS

The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the corporation and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Section 1: BYLAWS. The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such bylaws as it deems proper for the management of the affairs of the Corporation according to these Articles and the laws in such cases made and provided.

Section 2: EXECUTIVE COMMITTEE. The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

Section 3. PLACE OF MEETINGS. Both Stockholders' and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.

Section 4: COMPENSATION TO DIRECTORS. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefore in any form.

Section 5: CONFLICTS OF INTEREST. No transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director or officer of another corporation; or (b) the fact that any Director or Officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.

Section 6: REGISTERED OWNER OF STOCK. The Corporation shall be entitled to treat the registered holder of any shares of stock of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice the meeting of the Shareholders; (b) vote at such meetings; (c) sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

Section 7: CONDUCT OF BUSINESS. The Corporation may conduct part or all of its business not only in the State of Colorado but also in every other state of the United States and the Direct of Columbia, and in any territory, district, and possession of the United States and in any foreign country, and the Corporation


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may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold purchase, mortgage, lease and covey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

Section 8: VOTE OF THE SHAREHOLDERS. To the fullest extent now or hereafter permitted by the Colorado Business Corporation Act, the vote of a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter to come before the shareholders of the Corporation, including, but not limited to, the right from time to time to amend, alter or repeal or add any provisions to, the Corporation's Articles of Incorporation.

Section 9: QUORUM FOR VOTING: A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of not less than one-third of the issued and outstanding shares entitled to vote on the matter.

Section 10: RESTRICTIONS ON STOCK. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

Section 11: INDEMNIFICATION OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (I) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (Ili) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

Section 12: INDEMNIFICATION. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative to the extent and In the manner provided in any bylaw, resolution of the shareholders or directors, contract, or


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otherwise, so long as such provision is legally permissible.


                                   ARTICLE VI

           REGISTERED OFFICE AND AGENT, INITIAL DIRECTORS AND OFFICERS

The address of the initial registered office of the Corporation is 36 South 18th Ave., Suite D, Brighton, CO 80601, and the name of the registered agent is Incorp Services. Books of accounts, records, documents, and other papers may be kept at the registered office of the Corporation or at such other place as may be determined by the Board of Directors.

                                   ARTICLE VII

                            INITIAL PRINCIPAL OFFICE

The address of the initial principal office of the Corporation is 600 17th Street, Ste. 2800 South, Denver, CO 80802. The Principal Office of the Corporation may be relocated to such other place or places from time to time as may be determined by the Board of Directors.

                                  ARTICLE VIII

                          DATA RESPECTING INCORPORATOR

The name and address of the Incorporator of this Corporation is as follows:
Michael Anthony, 600 17th Street, Ste. 2800 South, Denver, CO 80802.


                                   ARTICLE IX

                                 EFFECTIVE DATE

              These amended Articles shall begin on April 16, 2007.


                                    ARTICLE X

                          NAME AND ADDRESS INFORMATION

The name and mailing address of the individual who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused is: Michael Anthony, Econometrics, Inc., 36 South 18th Ave., Suite D, Brighton, CO 80601.









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